Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sierra Monitor Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-18241, 333-85376 and 333-147083) on Form S-8 of Sierra Monitor Corporation of our report dated March 29, 2016, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 2015 and 2014, and the related statements of income, shareholders’ equity and cash flows for the years then ended, appearing in this annual report on Form 10-K of Sierra Monitor Corporation to be filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
March 29, 2016